SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Puget Energy, Inc.

(Name of Registrant as Specified In Its Charter)

Bowne

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Puget Energy, Inc. Notice of Annual Meeting May 14, 2002 Meydenbauer Center 11100 N.E. 6th Street, Bellevue, Washington

Dear Shareholder:

      The Annual Meeting of Shareholders of Puget Energy, Inc. will be held at the Meydenbauer Center, located at 11100 N.E. 6th Street, Bellevue, Washington on Tuesday, May 14, 2002, at 10:00 a.m. for the following purposes:

      1.  To elect five directors.

      2.  To consider other matters properly presented at the meeting.

      You are entitled to vote if you were a shareholder at the close of business on March 18, 2002.

      To make it easier for you to vote your proxy, we have made Internet and telephone voting available. You will find instructions on the enclosed proxy card. If you choose not to use the Internet or telephone voting, please sign and date the proxy card and return it in the envelope provided.

      If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting in person, please bring a letter, account statement or other evidence of your beneficial ownership to the meeting.

By Order of the Board of Directors

James W. Eldredge

Corporate Secretary

March 14, 2002

Bellevue, Washington

CONTENTS

Annual Meeting Information	1
Who is entitled to vote?	1
What am I voting on?	1
What is a quorum?	1
How many votes do I have?	1
How many votes are required?	1
Can brokers vote on the election of directors?	1
How will my proxy be voted?	1
Who counts the votes?	2
Election of Directors	2
How many directors does Puget Energy have?	2
How many directors are elected each year?	2
Who are the nominees?	2
Who are the other directors?	3
Structure and Compensation of Board of Directors	4
Audit Committee	4
Director Affairs Committee	4
Compensation and Retirement Committee	4
Strategic Opportunities Committee	5
Board of Directors Meetings	5
Director Compensation	5
Audit Committee Report	6
Independent Accountants’ Fees	7
Security Ownership of Directors and Executive Officers	8
Beneficial Ownership Table	8
Section 16(a) Beneficial Ownership Reporting Compliance	8
Executive Compensation	9
Joint Compensation and Retirement Committee Report	9
Stock Price Performance Graph	11
Summary Compensation Table	12
Option/ SAR Exercises and Year-End Option/ SAR Values	13
Long-Term Incentive Plan Awards in 2001	14
Retirement Benefits Statement	14
Employment Contracts, Termination of Employment and Change-in-Control Arrangements	15
Agreements	15
1995 Long-Term Incentive Compensation Plan	17
Stock Appreciation Rights	17
Certain Transactions	17
Additional Information About the Meeting and Shareholder Proposals	18
Independent Accountants	18
Shareholder Proposals	18
Solicitation of Proxies	18
Annual Report and Form 10-K	18

YOUR VOTE IS IMPORTANT

     Regardless of the number of shares you own, please vote your proxy either through Internet, telephone or complete and promptly return the enclosed proxy form, using the envelope we have provided.

Proxy Statement

Annual Meeting Information

      This proxy statement relates to the Annual Meeting of Shareholders of Puget Energy, Inc. (Puget Energy) to be held at 10:00 a.m. on May 14, 2002 at the Meydenbauer Center, which is located at 11100 N.E. 6th Street, Bellevue, Washington. We will mail this proxy statement and our Annual Report for 2001 to shareholders on April 5, 2002.

      The mailing address of Puget Energy’s principal executive offices is Puget Energy, Inc., P.O. Box 97034, Bellevue, Washington 98009-9734.

      Puget Energy is a holding company. All its operations are conducted through its subsidiaries. In addition to Puget Sound Energy, Inc. (Puget Sound Energy), which was Puget Energy’s predecessor company and is now Puget Energy’s principal operating subsidiary, Puget Energy owns InfrastruX Group, Inc. (InfrastruX). Unless otherwise specified, all historical information in this proxy statement concerning dates prior to January 1, 2001 refers to Puget Sound Energy rather than Puget Energy.

     Who is entitled to vote?

      Only holders of common stock may vote at the Annual Meeting. Approximately 87 million shares of common stock will be outstanding as of March 18, 2002, the record date for the Annual Meeting. Puget Energy will have approximately 48,700 shareholders of record as of the record date.

     What am I voting on?

      You are being asked to elect five directors. We are not aware of any matter to be presented for action at the Annual Meeting other than the election of directors.

     What is a quorum?

      The holders of a majority of the shares of the common stock, present in person or by proxy at the Annual Meeting, constitute a quorum for the transaction of business. There must be a quorum for the meeting to be held.

     How many votes do I have?

      You are entitled to one vote for each share of common stock you held on the record date. For the election of directors, you may not vote more shares for individual directors than the total number of shares you held on the record date.

     How many votes are required?

      If a quorum is present at the Annual Meeting, the five nominees for election as directors who receive the greatest number of votes cast by the shares present in person or represented by proxy at the Annual Meeting will be elected directors.

Can brokers vote on the election of directors?

      Because brokers have discretion to vote shares they hold on behalf of beneficial owners for the election of directors, if they do not receive instructions, they may vote the shares as they see fit.

How will my proxy be voted?

      If we receive a proper proxy, your shares will be voted as you direct. If you do not provide any direction on your proxy card, your shares will be voted as the Board of Directors recommends. You may revoke a proxy card at any time before it is voted by delivering a written notice to the Corporate Secretary or by signing and delivering another proxy card that is dated later. If you attend the Annual Meeting in person, you may revoke the proxy by giving notice of revocation to an inspector of election at the Annual Meeting or by voting at the Annual Meeting.

Who counts the votes?

      Mellon Investor Services, LLC will tabulate the votes and will act as inspector of election. No one will disclose the identity and vote of any shareholder unless legally required to do so.

Election of Directors

How many directors does Puget Energy have?

      The number of directors is determined by the Board of Directors, but may be changed by the shareholders. The Board of Directors has fixed the current number of directors at ten. The members of Puget Energy’s Board of Directors and Board Committees are the same as the members of Puget Sound Energy’s Board of Directors and Board Committees.

How many directors are elected each year?

      The directors are divided into three classes so that each year approximately one-third of the directors is elected for a three-year term. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in our Bylaws. At the Annual Meeting, the shareholders will elect three Class II directors to serve for a term of three years expiring on the date of the 2005 Annual Meeting. In addition, the shareholders will elect two Class I directors to serve the remaining term for Class I directors. These two Class I directors were appointed by the Puget Energy and the Puget Sound Energy Boards of Directors to fill vacancies on the Boards arising after the 2001 Annual Meeting of Shareholders and, therefore, must stand for election at this Annual Meeting.

Who are the nominees?

      Proxies will be voted on the following nominees. If any nominee becomes unavailable to serve as a director, the persons named in the enclosed proxy can vote for or against any other nominee in accordance with their judgment.

Class I Nominees Standing for Election — Terms Expiring 2004

Stephen P. Reynolds

      Mr. Reynolds has been President and Chief Executive Officer of Puget Energy and Puget Sound Energy since January 2002. Prior to that, he was President and Chief Executive Officer of Reynolds Energy International from 1998 to 2002, Chief Executive Officer of PG&E Gas Transmission Texas from 1997 to 1998 and President and Chief Executive Officer of Pacific Gas Transmission Company from 1987 to 1998. He was appointed to the Boards of Directors of Puget Energy and Puget Sound Energy in January 2002. Mr. Reynolds, age 54, also serves as a director of Oregon Steel Mills, Inc.

Dr. Kenneth P. Mortimer

      Dr. Mortimer is President Emeritus, University of Hawaii, and Chancellor Emeritus, University of Hawaii at Manoa. He was named president of University of Hawaii in 1993. Prior to that, he served as president of Western Washington University from 1988 to 1993 (and is President Emeritus of that institution), and he served as Vice President and Vice Provost of Pennsylvania State University from 1984 to 1988. Dr. Mortimer holds a Ph.D. degree from the University of California at Berkeley and an MBA from the Wharton School of the University of Pennsylvania. Dr. Mortimer, age 64, was appointed to the Boards of Directors of Puget Energy and Puget Sound Energy in July 2001.

Class II Nominees Standing for Election — Terms Expiring 2005

Charles W. Bingham

      Mr. Bingham served as Executive Vice President of Weyerhaeuser Company (forest products industry) from 1981 until his retirement in July 1995. He has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1978. Mr. Bingham, age 68, also serves as a director of the Evergreen Forest Trust.

Robert L. Dryden

      Mr. Dryden served as President, Chief Executive Officer and a Director of ConneXt, Inc. (a subsidiary of Puget Sound Energy) from 1999 until his retirement in September 2001. He served as Executive Vice President, Airplane Production, Boeing Commercial Airplane Group from 1990 until May 1998. He has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1991. Mr. Dryden, age 68, also is a director emeritus of U.S. Bancorp.

Sally G. Narodick

      Ms. Narodick is President of Narodick Consulting, which specializes in strategic planning for the educational technology industry. She retired as Chief Executive Officer and President of Apex Learning Inc., a venture-backed Internet distance learning company, in October 2000. Previously, she served as a Consultant on Strategic Planning for Educational Technology software for IBM Corporation and was Chairman and Chief Executive Officer of Edmark Corporation from October 1989 to September 1996. She also serves as a director of Penford Corporation, click2learn, Inc. and Solutia Inc. Ms. Narodick, age 56, has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1989.

Who are the other directors?

      The directors who are not standing for reelection at this time are:

Continuing Directors

Class III — Terms Expiring 2003

Douglas P. Beighle

      Mr. Beighle served as Senior Vice President of The Boeing Company (aerospace manufacturing and sales) from 1986 until his retirement on May 1, 1997. Mr. Beighle, age 69, was appointed Chairman of the Boards of Directors of Puget Energy and Puget Sound Energy in March 2002. He served as Lead Director from April 2001 to March 2002. He has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1981. He also serves as a director of Washington Mutual, Inc., Simpson Investment Company (privately held) and InfrastruX.

Craig W. Cole

      Mr. Cole has been President and Chief Executive Officer of Brown & Cole Stores (retail grocery) since 1989. Mr. Cole, age 52, is also a member of the Washington Roundtable and serves on the boards of Associated Grocers, Inc., Washington Food Industry, and the National Food Marketing Institute. Mr. Cole has served as a Director of Puget Energy and Puget Sound Energy since December 1999.

Tomio Moriguchi

      Mr. Moriguchi has served as Chairman and Chief Executive Officer of Uwajimaya, Inc. (food and merchandise distributor) since December 1994. Previously, he served as President of Uwajimaya, Inc. from 1965 through December 1994. Mr. Moriguchi, age 65, has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1988. He also serves as President and Chairman of the Board of North American Post Publishing Company.

Class I — Terms Expiring 2004

Phyllis J. Campbell

      Ms. Campbell has been Chair of the Community Board of U.S. Bank, Washington since 2001. Prior to that, she was President of U.S. Bank, Washington (financial institution) from 1993 to 2001. She also served as Area President of U.S. Bank, Washington for Seattle-King County from 1992 to 1993, Executive Vice President and Manager from 1989 to 1992. Ms. Campbell, age 50, has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1993. Ms. Campbell also serves as a director of SAFECO Corporation and of Alaska Air Group, Inc., and is a Regent of Washington State University.

     John D. Durbin

      Mr. Durbin has been President and Chief Executive Officer and a Director of InfrastruX since June 2000. Prior to that, he was Executive Director of Emerge Corporation (investment banking), and was a principal in Olympic Capital Partners, Inc. (investment banking) from 1996 to 1999. He served as President and Chief Executive Officer of Hostar International, Inc. from 1988 until his retirement in June 1995, and he has been a General Partner of John Durbin & Associates since 1969. His prior positions include Chairman and President of CEC Equipment Company from 1982 to 1987 and Chairman of Spokane Truck Sales, Inc. from 1983 to 1987. Mr. Durbin, age 66, has been a Director of Puget Energy since its incorporation in 1999 and of Puget Sound Energy since 1984.

Structure and Compensation of Board of Directors

      The Puget Energy and Puget Sound Energy Boards of Directors have identical Audit, Director Affairs, Compensation and Retirement, and Strategic Opportunities standing committees, which meet in addition to regular Board of Directors meetings. The membership of these committees and a brief statement of their principal responsibilities are presented below.

     Audit Committee

      The Puget Energy and Puget Sound Energy Audit Committees currently include Douglas P. Beighle (Chair), Charles W. Bingham, Tomio Moriguchi and Dr. Kenneth P. Mortimer. The Audit Committees meet with management, the internal auditors and the independent auditors to review and evaluate the companies’ audited financial statements, the internal audit function and external audit matters. The Audit Committees recommend to the full Boards the retention of independent auditors. The Audit Committees, which until May 2001 were comprised of Mr. Beighle, Mr. Bingham, Mr. Covey and Mr. Moriguchi, met four times during 2001.

     Director Affairs Committee

      The Puget Energy and Puget Sound Energy Director Affairs Committees currently include John D. Durbin (Chair), Phyllis J. Campbell, Craig W. Cole and Tomio Moriguchi. The Director Affairs Committees act and make recommendations regarding selection of director candidates, director tenure, committee assignments and director compensation. Shareholders may nominate candidates for election to the Puget Energy Board of Directors by notifying the Corporate Secretary prior to each annual meeting. The committees seek director candidates with recognized achievements and skills and experience that will enhance the Boards of Directors. The Director Affairs Committees, which until May 2001 were comprised of Ms. Campbell, Mr. Covey, and Mr. Durbin, met two times during 2001.

     Compensation and Retirement Committee

      The Puget Energy and Puget Sound Energy Compensation and Retirement Committees currently include Phyllis J. Campbell (Chair), Douglas P. Beighle, Charles W. Bingham, Dr. Kenneth P. Mortimer and Sally G. Narodick. The Compensation and Retirement Committees act and make recommendations to the Boards of Directors with respect to executive compensation, the retirement plan and other benefit plans for employees. The Compensation and Retirement Committees, which until May 2001 were comprised of Mr. Beighle, Ms. Campbell, Mr. Covey and Ms. Narodick, met six times during 2001.

     Strategic Opportunities Committee

      The Puget Energy and Puget Sound Energy Strategic Opportunities Committees currently include Craig W. Cole (Chair), Douglas P. Beighle, Robert L. Dryden, John D. Durbin, Dr. Kenneth P. Mortimer and Sally G. Narodick. The Strategic Opportunities Committees act and make recommendations to the Boards of Directors with respect to new business development matters. The Strategic Opportunities Committees, which until May 2001 were comprised of Mr. Beighle, Mr. Cole, Mr. Dryden, Mr. Durbin, Mr. Ellis and Ms. Narodick, met three times during 2001.

     Board of Directors Meetings

      The Puget Energy Board of Directors met eight times during 2001. Each director has attended at least 75% of these meetings and the meetings of committees on which he or she served. Directors on average attended 96% of all board and committee meetings during 2001.

      The Puget Sound Energy Board of Directors met nine times during 2001. Each director has attended at least 75% of these meetings and the meetings of committees on which he or she served. Directors on average attended 96% of all board and committee meetings during 2001.

     Director Compensation

      Puget Energy and Puget Sound Energy pay all directors other than the Companies’ Chief Executive Officer a quarterly retainer of $7,500 plus $1,100 for each board and committee meeting the director attends. In addition, the Chairman of the Boards receives an additional quarterly retainer of $7,500. At least 40% of retainer payments are made in Puget Energy common stock. No director who serves on both the Puget Energy and Puget Sound Energy Boards and the corresponding committees is paid additional compensation for concurrent service. Directors can elect to receive 100% of their retainer payments in Puget Energy common stock, or to defer receipt of shares under the Puget Energy Directors’ Stock Plan. Chairs of the Audit, Director Affairs, Compensation and Retirement, and Strategic Opportunities Committees are also paid additional quarterly retainers of $500 each.

Audit Committee Report

      The Audit Committees of the Puget Energy and Puget Sound Energy Boards of Directors are composed of four directors who are independent directors as defined under the rules of the New York Stock Exchange. The Audit Committees operate under a written charter approved by the Boards of Directors in 2001.

      The purpose of the Audit Committees is to assist the Boards of Directors of Puget Energy and Puget Sound Energy in their general oversight of their respective companies. The primary responsibilities of the Audit Committees are to review and evaluate audited financial statements and to monitor and oversee Puget Energy’s and Puget Sound Energy’s internal control systems, their accounting and financial reporting processes, their independent audit function and their compliance with applicable laws and regulations. The respective managements of Puget Energy and Puget Sound Energy are responsible for the preparation, presentation and integrity of their respective companies’ financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the financial statements of Puget Energy and Puget Sound Energy in accordance with generally accepted auditing standards.

      The members of the Audit Committees are not professional accountants or auditors, and are not responsible for conducting reviews of auditing or accounting procedures, nor can the Audit Committees certify that PricewaterhouseCoopers LLP is “independent” under applicable rules. The Audit Committees serve a board-level oversight role in which they provide advice, counsel and direction to management and the independent auditors on the basis of the information they receive, discussions with the independent auditors and the experience of the Audit Committees’ members in business, financial, and accounting matters.

      The Audit Committees reviewed and discussed the audited financial statements with managements of Puget Energy and Puget Sound Energy and representatives of PricewaterhouseCoopers LLP. The discussions with PricewaterhouseCoopers LLP included the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committees received the written disclosures and the letter regarding independence from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP their independence.

      Based upon the Audit Committees’ discussions with management and the independent accountants and their review of the representations of management and the report of PricewaterhouseCoopers LLP to the Audit Committees, the Audit Committees recommended to the Boards of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Audit Committees of Puget Energy, Inc.
and Puget Sound Energy, Inc.

Douglas P. Beighle, Chair
Charles W. Bingham
Tomio Moriguchi
Dr. Kenneth P. Mortimer

Independent Accountants’ Fees

      Fees billed by PricewaterhouseCoopers LLP, Puget Energy’s independent accountants, in 2001 were as follows:

Audit Fees Audit fees of PricewaterhouseCoopers LLP during 2001 for the audit of Puget Energy’s and Puget Sound Energy’s annual financial statements and the review of those financial statements included in quarterly reports on Forms 10-Q are estimated to be $771,000, of which an aggregate amount of $494,000 has been billed to Puget Sound Energy through December 31, 2001.

Financial Information Systems Design and Implementation Fees Aggregate fees billed by PricewaterhouseCoopers LLP during 2001 for financial information systems design and implementation services totaled $2,191,000. These fees were billed to Puget Sound Energy and relate to Puget Sound Energy’s successful implementation of its ConsumerLinX customer information system in 2001, on which PricewaterhouseCoopers’ management consulting services group provided system integration services to Puget Sound Energy.

All Other Fees Aggregate fees billed to the companies by PricewaterhouseCoopers LLP during 2001 for all other services totaled $1,571,000. These other fees relate to:

•	consulting services in consideration of strategic alternatives for a subsidiary of Puget Sound Energy and for regulatory matters — $325,000;

•	due diligence reviews of InfrastruX acquisition targets — $363,000;

•	tax planning, consulting and tax return reviews — $781,000; and

•	employee benefit plan audits, fees relating to registration statements and other — $102,000.

      The Audit Committee of Puget Energy has considered the compatibility of non-audit services with maintaining PricewaterhouseCoopers LLP’s independence.

Security Ownership of Directors and Executive Officers

Beneficial Ownership Table

      The following table shows the number of shares of common stock beneficially owned on January 31, 2002 by each director and nominee, by each executive officer named in the Summary Compensation Table and by the directors and executive officers of Puget Energy and Puget Sound Energy as a group. No director or executive officer owns more than 1% of the outstanding shares of common stock. We are not aware of any person who beneficially owns 5% or more of the common stock.

	Number of
	Beneficially		Number of Share
Name	Owned Shares		Interests Held

Douglas P. Beighle	4,609		2,057	(1)
Charles W. Bingham	5,551		471	(1)
Phyllis J. Campbell	1,000		2,706	(1)
Craig W. Cole	200		2,685	(1)
Robert L. Dryden	5,088		3,453	(1)
John D. Durbin	3,291		4,254	(1)(2)
Tomio Moriguchi	1,253		6,457	(1)(2)
Kenneth P. Mortimer	0		1,205	(1)(2)
Sally G. Narodick	258		4,147	(1)
Stephen P. Reynolds	50,000	(3)	0
William S. Weaver	33,718	(4)	37,822	(2)
Richard L. Hawley	14,144	(4)	11,004	(2)
Timothy J. Hogan	8,039	(4)	19,559	(2)(5)
Stephen A. McKeon	15,971	(4)	10,183	(2)
Gary B. Swofford	11,083	(4)	14,188	(2)
All Directors and Executive Officers	196,073	(4)	136,957

(1)	Includes stock units held in the Puget Energy Directors’ Stock Plan.

(2)	Includes stock units held in the Puget Sound Energy Deferred Compensation Plan through December 31, 2001.

(3)	Consists of 50,000 shares of restricted stock granted by the Puget Energy Board of Directors effective January 8, 2002 in connection with Mr. Reynolds’ election as President and Chief Executive Officer. The restricted stock vests over a five-year period from the date of grant. Mr. Reynolds was also granted options to purchase 300,000 shares of Puget Energy common stock. The stock options have a term of ten years, an exercise price equal to the fair market value on the date of grant and vest as follows: options to purchase 150,000 of the shares vest over a four-year period from January 1, 2002 at 25% per year and options to purchase 150,000 shares vest over a five-year period from January 1, 2002 at 20% per year.

(4)	Includes shares held under the Puget Sound Energy Investment Plan for Employees through December 31, 2001.

(5)	Includes 12,829 shares subject to unexercised stock options granted by Washington Energy Company prior to the Puget Sound Power & Light Company/ Washington Energy Company merger, which were converted into options to purchase common stock at the merger exchange ratio of .86 to 1.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the directors and officers of Puget Energy to file reports of ownership and changes in ownership with respect to the equity securities of the companies with the Securities and Exchange Commission. To our knowledge, based on our review of the reports furnished to Puget Energy in 2001 and written representations that no other reports were required, all directors and officers of Puget Energy who are subject to the Section 16 reporting requirements filed the required reports on a timely basis in 2001.

Executive Compensation

Joint Compensation and Retirement Committee Report

      The Boards of Directors of Puget Energy and Puget Sound Energy delegate responsibility for executive compensation to the Compensation and Retirement Committees. The Committees’ members are Phyllis J. Campbell (Chair), Douglas P. Beighle, Charles W. Bingham, Dr. Kenneth P. Mortimer, and Sally G. Narodick, none of whom is an employee of Puget Energy or participates in the compensation programs described here for executives. The Committees establish compensation for the President and Chief Executive Officer and review and approve the President and Chief Executive Officer’s recommendations regarding compensation of the other executive officers.

      In determining executive compensation, the Committees consider the pay practices in comparable companies in the electric and combination gas and electric utility industries. The Committees believe that executive compensation packages should do the following:

•	Attract and retain outstanding executives by providing compensation opportunities consistent with those offered by the electric and combination gas and electric utility industries for similar positions;

•	Place a significant portion of each executive’s total pay at risk to motivate executives to achieve company and individual performance goals;

•	Be aligned with annual operating goals that support continued emphasis on low cost, reliable service to customers; and

•	Tie long-term incentive compensation to increasing value to the shareholders.

      In making compensation decisions, the Committees review appropriate market compensation indices. The principal source of this data is a selection of comparable companies from a comprehensive, industry-wide annual survey of management pay prepared by a national compensation consulting firm. All are part of the Edison Electric Institute (EEI) Investor-Owned Utilities Index and most are gas and electric combination companies which comprise the EEI Combination Gas & Electric Investor-Owned Utilities Index presented in the Stock Price Performance Graph on page 11.

      The Committees’ compensation policies encompass a mix of base salary and annual and long-term incentive compensation programs. The Committees design the total package to provide participants with appropriate incentives to achieve current operational performance and customer service goals as well as the long-term objective of enhancing shareholder value. Long-term incentives are designed to comprise the largest portion of each executive’s incentive pay. Total cash compensation is targeted at the 50th percentile of total compensation for the comparator group if annual performance goals are achieved. If performance goals are achieved at the highest level, total cash compensation will be leveraged to reach the 60th percentile or higher.

     Base Salary

      Generally, base salaries for executives are administered on a subjective, individual basis by the Committees using as a guideline median salary levels of a select group of electric and combination gas and electric companies from the industry survey described above that are most similar in scope and size to Puget Energy.

     Annual Incentive Compensation

      All executive officers participate in the annual Goals and Incentive Plan. This plan is designed to provide financial incentives to executives for achieving desired annual operating results while meeting the Company’s service quality commitment to customers. For 2001, the targeted opportunity for awards from this plan varied by executive officer: Mr. Weaver’s target was 55% of base salary; the target for Messrs. Hawley, Hogan, McKeon and Swofford was 45% of base salary.

      The primary measure for the named executive officers was earnings per share. For Messrs. Weaver, Hawley, McKeon and Swofford, 100% of the award was based on EPS performance. For Mr. Hogan, 50% was based on EPS with the remaining 50% divided among five additional goals related to his area of responsibility. EPS results were not achieved at a level that generated funding of this goal at any level. For Mr. Hogan, three of the additional goals that comprise 50% of his award achieved funding status.

     Long-Term Incentive Compensation

      The 1995 Long-Term Incentive Compensation Plan, approved by shareholders in 1995, links compensation to the relative total shareholder return. Under this plan, the committee has awarded contingent grants of common stock to executives and key employees that generally pay in stock at the end of a four-year period, based on Puget Energy’s cumulative four-year total shareholder return relative to the EEI Combination Gas & Electric Investor-Owned Utilities Index during that period. The number of shares delivered at the end of the four-year cycle will range from zero to 175% of the contingent grant. Dividend equivalents are accrued during the performance period and paid out in cash when and to the extent the related performance shares are paid. The Long-Term Incentive Plan Awards in 2001 table on page 14 lists the awards made in 2001 to the named executive officers for the four-year performance cycle ending December 31, 2004. As indicated on the Summary Compensation Table on page 12, there was no payout of share awards for the four-year cycle ended December 31, 2001 because the four-year cumulative total shareholder return for Puget Energy compared to that of companies in the EEI Combination Gas & Electric Investor-Owned Utilities Index did not produce results that generated payout above the minimum funding level.

      The Committees will also consider grants of stock options and restricted stock on a selective basis for purposes of attracting key executives to the organization, as it did in the case of Mr. Stephen Reynolds, Puget Energy’s and Puget Sound Energy’s new President and Chief Executive Officer.

      As part of its Long-Term Incentive Program, the Committees have also established stock ownership guidelines to be achieved over a five-year period commencing in 1998 for officers and key managers that range from 50% of base salary to two times base salary for the named executive officers.

     Chief Executive Officer Compensation

      In March 2001, Mr. Weaver’s base salary as Chief Executive Officer was adjusted from $600,000 to the market median salary of CEO’s in comparable companies in the EEI survey, to $630,000 per year.

      Under Mr. Weaver’s leadership, the outstanding achievements of Puget Sound Energy received national recognition by receiving the Edison Electric Institute’s highest award, the Edison Award, and the Electric Light and Power Magazine award as investor-owned Utility of the Year. These awards were for Puget Sound Energy’s innovation and technology leadership as demonstrated in the Personal Energy ManagementTM program. However, in spite of these achievements and the significant progress in meeting operational goals, improved levels of customer service and other efficiencies, the volatility of the energy markets and the regulatory pressures associated with recovery of increased power costs resulted in earnings per share being below expectations and at a level that did not result in an annual incentive payment to Mr. Weaver. Because the annual incentive and the Long-Term Incentive Compensation Plan awards granted in 1998 were not paid, Mr. Weaver’s total cash compensation for 2001 was significantly below the 50th percentile for chief executive officers of comparable companies in the EEI survey.

     Additional Information

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to a company’s chief executive officer and four other most highly compensated executive officers, unless that compensation is deferred or is considered performance-based. Our policy is to structure executive officer compensation to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

Compensation and Retirement
Committees of Puget Energy, Inc. and
Puget Sound Energy, Inc.

Phyllis J. Campbell, Chair
Douglas P. Beighle
Charles W. Bingham
Dr. Kenneth P. Mortimer
Sally G. Narodick

Stock Price Performance Graph

      The chart below compares the five-year cumulative total shareholder return (share price appreciation plus reinvested dividends) on Puget Energy common stock to the cumulative total return of the Standard & Poor’s 500 Stock Index and the Edison Electric Institute (EEI) Combination Gas & Electric Investor-Owned Utilities Index.

Five-Year Cumulative Total Return

Five-Year Cumulative Total Return

      This comparison assumes $100 was invested on December 31, 1996, in (a) Puget Energy common stock, (b) the S&P 500 Stock Index, and (c) the EEI Combination Gas & Electric Investor-Owned Utilities Index. The graph then observes, in each case, stock price growth and dividends paid (assuming dividends were reinvested) over five years.

      The Puget Energy Board of Directors and its Compensation and Retirement Committee recognize that many factors influence the market price of stock, one of which is company performance. The returns shown on the graph do not necessarily predict future performance.

Summary Compensation Table

      The following information is furnished for the years ended December 31, 2001, 2000 and 1999 with respect to Puget Energy’s and Puget Sound Energy’s Chief Executive Officer, and each of the four other most highly compensated executive officers of Puget Energy and Puget Sound Energy during 2001, each of whose salary and bonus exceeded $100,000 (the “named executive officers”). Annual compensation includes amounts deferred at the officer’s election. Unless otherwise indicated, all positions and offices are at Puget Energy and Puget Sound Energy.

				Long-Term
		Annual Compensation		Compensation		All Other
				LTIP		Compensation
Name and Principal Position in 2001	Year	Salary($)	Bonus($)	Payouts($)		($)

W. Weaver(1)	2001	623,876	0	0	(4)	71,195	(7)
Chairman, President and	2000	594,841	540,000	211,598	(5)	63,852
Chief Executive Officer	1999	570,208	517,500	38,933	(6)	44,198
R. Hawley(2)	2001	352,532	0	50,000	(4)	37,687	(8)
Vice President and	2000	335,079	237,300	123,807	(5)	36,188
Chief Financial Officer	1999	316,167	224,000	20,964	(6)	53,462
T. Hogan	2001	223,761	51,982	0	(4)	19,940	(9)
Vice President External Affairs of	2000	210,460	90,300	77,380	(5)	17,241
Puget Sound Energy	1999	191,888	57,900	14,488	(6)	14,546
S. McKeon(3)	2001	352,532	0	50,000	(4)	37,861	(10)
Vice President and General Counsel	2000	335,079	237,300	147,443	(5)	34,802
	1999	316,167	224,000	25,142	(6)	22,588
G. Swofford	2001	275,349	0	0	(4)	25,269	(11)
Vice President and Chief Operating	2000	261,905	115,937	77,380	(5)	22,061
Officer — Delivery of Puget Sound Energy	1999	238,960	87,500	19,841	(6)	17,300

(1)	Mr. Weaver served as President and Chief Executive Officer throughout 2001 and until January 7, 2002, when Stephen P. Reynolds was elected President and Chief Executive Officer. Mr. Weaver retired as President and Chief Executive Officer on January 7, 2002 and retired as Chairman of the Board on February 13, 2002.

(2)	Mr. Hawley served as Vice President and Chief Financial Officer throughout 2001 and until March 7, 2002.

(3)	Mr. McKeon served as Vice President and General Counsel throughout 2001 and until March 7, 2002 when he was elected Senior Vice President Finance and Legal (Chief Financial Officer).

(4)	The amounts for 2001 reflect that no share awards were made in payment of the Long-Term Incentive Compensation Plan (LTIP) for the four-year performance cycle ended on December 31, 2001, since the performance threshold for that cycle was not met. Payments for Mr. Hawley and Mr. McKeon represent minimum LTIP cash payments as stipulated by their employment agreements.

(5)	The amounts for 2000 represent payment of LTIP awards for the four-year performance cycle ended December 31, 2000, which consist of (a) unrestricted shares valued as of the December 31, 2000 closing price of $27.8125, plus (b) a total dividend amount of $7.36 per share during the four-year performance period multiplied by the total number of unrestricted shares. The number and value of unrestricted shares for each of the named executive officers are as follows:

	Unrestricted Shares

Name	Number	Value

W. Weaver	6,016	$167,320
R. Hawley	3,520	97,900	(a)
T. Hogan	2,200	61,188
S. McKeon	4,192	116,590
G. Swofford	2,200	61,188

(a)	Mr. Hawley received $50,000 of his share award in the form of cash and the remainder in the form of 1,530 Puget Energy shares.

(6)	The amounts for 1999 represent payment of LTIP awards for the four-year performance cycle ended December 31, 1999, which consist of (a) unrestricted shares and restricted shares, valued as of the December 31, 1999 closing price of $19.38, plus (b) a total dividend amount of $7.36 per share during the four-year performance period multiplied by the total number of restricted and unrestricted shares. The number and value of restricted and unrestricted shares for each of the named executive officers is as follows:

	Unrestricted Shares		Restricted Shares

Name	Number	Value	Number	Value

W. Weaver	728	$14,109	728	$14,109
R. Hawley	392	7,597	392	7,597
T. Hogan	271	5,250	271	5,250
S. McKeon	470	9,111	470	9,111
G. Swofford	371	7,190	371	7,190

(7)	Represents $8,500 match under Investment Plan for Employees; $56,658 match under the Investment Plan make-up; and $6,037 imputed income on life insurance.

(8)	Represents $9,370 match under Investment Plan for Employees; $26,020 match under the Investment Plan make-up; and $2,297 imputed income on life insurance.

(9)	Represents $3,966 match under Investment Plan for Employees; $14,878 match under the Investment Plan make-up; and $1,096 imputed income on life insurance.

(10)	Represents $8,650 match under Investment Plan for Employees; $26,740 match under the Investment Plan make-up; and $2,471 imputed income on life insurance.

(11)	Represents $6,889 match under Investment Plan for Employees; $16,588 match under the Investment Plan make-up; and $1,792 imputed income on life insurance.

Option/ SAR Exercises and Year-End Option/ SAR Values

      The following table shows the number of stock options or stock appreciation rights (SARs) exercised in 2001 and the number and value of outstanding unexercised options and SARs held by the participating named executive officers at the end of 2001.

	Number of Shares		Number of Shares	Value of Unexercised
	Underlying	Value of	Underlying Unexercised	In-the-Money Options/
	Options/SARs	Options/SARs	Options/SARs at Fiscal	SARs at Fiscal Year-End
Name	Exercised in 2001	Exercised in 2001	Year-End(#) Exercisable	($) Exercisable(2)

W. Weaver	—	—	7,300	$2,555
R. Hawley	—	—	—	—
T. Hogan	1,548	$2,841 (1)	12,828	$44,280
S. McKeon	—	—	—	—
G. Swofford	—	—	5,600	$3,856

Before 1995, participants in Puget Energy’s Long-Term Incentive Program for Senior Management could receive SARs, which are payable only in cash. No options have been granted since 1996 and no SARs have been granted since 1994.

(1)	Amount represents an option exercise on July 11, 2001 for a total of 1,548 shares from a grant made October 8, 1991.

(2)	Amounts are the number of options or SARs multiplied by the difference between the closing price of the common stock on December 31, 2001 of $21.89 per share, minus the base price for that option or SAR. There is no guarantee that these options or SARs will have this value when and if they are exercised.

Long-Term Incentive Plan Awards in 2001

      The following table presents grants made to the named executive officers under the 1995 Long-Term Incentive Compensation Plan during 2001.

			Estimated Future Share Payouts
	Number of	Period Until
	Shares	Maturation or	Threshold	Target	Maximum
Name	(#)(1)	Payout	(#)	(#)	(#)

W. Weaver	37,807	4 years	0	37,807	66,162
R. Hawley	18,451	4 years	0	18,451	32,289
T. Hogan	11,713	4 years	0	11,713	20,498
S. McKeon	18,451	4 years	0	18,451	32,289
G. Swofford	14,408	4 years	0	14,408	25,214

(1)	Awards are contingent grants of Puget Energy common stock. The number of shares delivered at the end of the four-year cycle will range from zero to 175% of the contingent grant. The actual payout depends on Puget Energy’s four-year total shareholder return compared to the returns reported in the EEI Combination Gas & Electric Investor-Owned Utilities Index. To receive 100% of the grant, Puget Energy must perform at the 55th percentile among EEI companies. To receive 175% of the grant, Puget Energy must perform at or above the 85th percentile ranking. Dividend equivalents are accrued during the performance period and paid out in cash when and to the extent the performance shares are paid.

Retirement Benefits Statement

      The table below presents estimated retirement benefits for the named executive officers, assuming retirement on January 1, 2002 at age 62 after selected periods of service. The table lists the estimated aggregate values under our funded pension plan, Supplemental Executive Retirement Plan, Washington Natural Gas Nonqualified Retirement Plan benefits, the Supplemental Executive Retirement Plan (SERP) pension-type rollover accounts in the Deferred Compensation Plan and the Cash Balance Restoration Matching Account within the Deferred Compensation Plan. Social Security benefits will not be deducted from the amounts shown in the table.

Estimated Annual Benefit Upon Retirement at Age 62

	Years of Credited Service

Final Average
Compensation	5	10	15+

$300,000	$50,000	$100,000	$150,000
400,000	66,667	133,333	200,000
500,000	83,333	166,667	250,000
600,000	100,000	200,000	300,000
700,000	116,667	233,333	350,000
800,000	133,333	266,667	400,000
900,000	150,000	300,000	450,000
1,000,000	166,667	333,333	500,000
1,100,000	183,333	366,667	550,000
1,200,000	200,000	400,000	600,000

      The named executive officers have the following years of credited service as of December 31, 2001: W. Weaver, 33.5; R. Hawley, 14.75; T. Hogan, 25.33; S. McKeon, 14.75; and G. Swofford, 34.42.

      Estimated aggregate benefits are based on the following formula: 3 1/3% times years of credited service times average annual compensation (salary plus bonus) for the highest three calendar years in the last five complete calendar years prior to retirement, except that Mr. Weaver’s benefits are based on the average of his highest 24 consecutive months of compensation and each of Mr. Hawley’s and Mr. McKeon’s benefits is based on the annual average of his (i) highest 36 consecutive months of salary; (ii) highest three annual bonuses; and (iii) first $50,000 in value of his highest three LTIP awards. See the section called “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” below.

      The three-year averages (24-consecutive-month average for Mr. Weaver) for the named executive officers were: $1,138,108 for Mr. Weaver; $538,359 for Mr. Hawley; $258,103 for Mr. Hogan; $513,626 for Mr. McKeon; and $326,550 for Mr. Swofford.

Employment Contracts, Termination of Employment and Change-In-Control Arrangements

Agreements

      Mr. Weaver. On January 7, 2002, Mr. Weaver retired as Puget Energy’s and Puget Sound Energy’s President and Chief Executive Officer and he retired from the Board of Directors of the companies on February 13, 2002. Pursuant to an October 1996 agreement with Puget Sound Energy, Mr. Weaver will receive the following payments and benefits:

a. annual base salary and accrued benefits earned through termination, plus a pro rata share of any incentive compensation accrued through the date of termination, regardless of whether such amounts are vested or payable on that date;

b. an amount equal to three times annual base salary and bonus;

c. continued participation for three years in employee benefit plans or provision for substantially similar benefits;

d. a cash payment of the actuarial equivalent of the additional retirement compensation he would have earned had employment continued for three more years;

e. a payment equal to the value of the number of shares payable upon full vesting of all outstanding performance awards, whether or not such awards were then fully vested or payable; and

f. a cash payment equal to any excise taxes payable by him due to excess parachute payments, plus the tax expense to him resulting from this payment.

      In addition, Mr. Weaver’s agreement provides that his benefits under the SERP will be based on his average compensation for his highest 24 consecutive months of service. Pursuant to a November 2000 supplement to his October 1996 agreement, Mr. Weaver agreed not to voluntarily terminate his employment with Puget Sound Energy as its Chief Executive Officer any earlier than December 31, 2001, and Puget Sound Energy agreed that the various payments due Mr. Weaver under the October 1996 agreement will be calculated based on the actual termination date or an assumed termination date of December 31, 2000, whichever produces the higher payment under each payment provision.

      Mr. Hawley and Mr. McKeon. As of July 1, 2001, Puget Energy and Puget Sound Energy (the “companies”) entered into employment agreements with Mr. Hawley and Mr. McKeon to secure their continued services as Vice President and Chief Financial Officer, and Vice President and General Counsel, respectively. These agreements supersede the agreement between Puget Sound Energy and Mr. Hawley effective March 16, 1998 and the agreement between Puget Sound Energy and Mr. McKeon effective June 2, 1997. Mr. Hawley and Mr. McKeon are each referred to in this section as “the executive.”

      The executive will receive a minimum annual base salary of $356,000 that will be increased in an amount at least equal to the lower of 4% annually or the average annual percentage increase applicable to other officers of the companies. The executive will also be guaranteed a $50,000 minimum annual cash payment as part of each award under the companies’ LTIP (base salary and the $50,000 payment constitute “total salary”).

      The executive also will participate in the companies’ Pay at Risk Plan, with a target award of at least 45% of base salary and a maximum potential bonus of at least 90% of base salary. The executive will participate in Puget Energy’s 1995 Long-Term Incentive Compensation Plan, with a target of at least 95% of base salary. If the companies adopt new annual incentive bonus plans or programs or new equity-based incentive compensation plans or programs in substitution for the LTIP awards, the executive will be granted awards of comparable value under such plans or programs.

      The agreements provide that if the executive completes one, two or three years of service from April 1, 2001 and his employment then terminates for any reason other than by the companies without cause or by him with good reason, he will receive the following incentives (the “Incentives”):

a. One Year: (i) all unvested LTIP awards will vest pro rata and be paid at target; (ii) 18 months will be added to his age for purposes of calculating the early retirement discount under the SERP; and (iii) he will receive a severance payment equal to one times his total salary and one-half times his target bonus;

b. Two Years: in addition to the above, (i) one year of extra vesting for each prorated LTIP award; (ii) a second additional 18 months for purposes of calculating the early retirement discount under the SERP; and (iii) in lieu of the severance payment in (a) above, a severance payment equal to one and one-half times his total salary and one times his target bonus;

c. Three Years: in addition to the above, (i) a second year of extra vesting for each prorated LTIP award; (ii) a third additional 18 months for purposes of calculating the early retirement discount under the SERP; and (iii) in lieu of the severance payment in (a) and (b) above, a severance payment equal to two times his total salary and one and one-half times his target bonus.

      All dividend equivalents associated with the LTIP award payments described above will be paid in cash. The Incentives accruing under the provisions above will accrue on a monthly basis.

      In addition, the agreements provide that as of the date of the agreements the executive will be deemed to have completed 14 years of service under the SERP. The agreements also provide that the executive’s benefits under the SERP will be based on the sum of the annual average of (a) the executive’s highest 36 consecutive months of base salary; (b) his highest three annual bonuses; and (c) the first $50,000 in value of his highest three LTIP award payments. The executive may elect to take early commencement of SERP retirement benefits prior to age 62.

      If within the first three years following the date of the agreement the companies terminate the executive’s employment without cause or he terminates the agreement with good reason, or if the executive is terminated for any reason within three years of a change in control of Puget Energy (as the terms “cause,” “good reason” and “change in control” are defined in the agreements), the executive will receive:

a. annual total salary and accrued benefits earned through termination, plus a prorata share of the annual target bonus for the year of termination;

b. a severance amount equal to three times the sum of his annual total salary and his annual target bonus at the rates in effect as of the date of termination;

c. the SERP benefits described above except that he shall be deemed to have completed 15 years of service and five years will be added to his age at retirement of purposes of calculating the early retirement discount;

d. with respect to all outstanding LTIP awards, a cash payment equal to the higher of (i) the average of the last sale prices of Puget Energy or its successor’s common stock during the 20 business days preceding the date of termination and (ii) the highest price per share paid for any Puget Energy common stock in connection with the change in control, multiplied by the aggregate number of shares of common stock of Puget Energy or its successor company equal to the greater of (x) the total number of shares payable at the target award level upon full vesting of each such LTIP award and (y) the number of shares payable upon full vesting of each such award if Puget Energy achieved for each four-year award cycle the percentile ranking against the comparable universe of companies that Puget Energy had achieved for the applicable cycle during the period commencing on the starting year of such cycle and ending with the fiscal quarter immediately preceding the date of termination; and

e. cash equal to the amount of the dividend equivalents associated with the shares issuable under such LTIP awards.

      If a change in control occurs during the first three years following the date of the agreements, the benefits described in (a) through (e) above will be in lieu of any Incentives due to the executive. If the change in control occurs after the expiration of such three-year period, the executive will be entitled to receive the higher of the Incentives or the benefits described in (a) through (e) above, except that if the executive is employed by the companies at the time of the change in control, he will be entitled to the benefits described in (a) through (e) above less Incentive payments received.

      The executive will also receive a cash payment equal to any excise taxes payable by him due to excess parachute payments, plus the tax expense to him resulting from this payment.

      Mr. Hogan and Mr. Swofford. Mr. Hogan entered into an agreement effective as of August 17, 1995 with the Washington Energy Company that Puget Sound Energy has assumed. Under that agreement, as amended on June 30, 1999, if prior to the earlier of June 30, 2002 or a change in control of Puget Sound Energy, Mr. Hogan terminates his employment for good reason or Puget Sound Energy terminates his employment without cause, he will receive the same type of payments and benefits as described above for Mr. Weaver.

      In October 1996, Puget Sound Energy entered into an agreement with Mr. Swofford under which he will be paid a retention incentive benefit based on continued employment following the merger of Puget Sound Energy and the Washington Energy Company in February 1997, equal to three times his annual base salary in 1996, plus the bonus paid in 1996. The incentive benefit vests in three equal installments after one year, three years and five years of continued employment after the merger. The vested portion of the incentive benefit will be paid in equal monthly installments over a three-year period beginning on the date his employment terminates.

      In 1999 Puget Sound Energy entered into change in control agreements with Mr. Swofford and Mr. Hogan that provided for the same type of payments and benefits described above for Mr. Weaver in the event that their employment is terminated by Puget Sound Energy without cause or by the employee for good reason within two years following a change in control of Puget Sound Energy, except that the payments in sections (c) and (d) are based on two rather than three years.

1995 Long-Term Incentive Compensation Plan

      Under the Puget Energy 1995 Long-Term Incentive Compensation Plan, in the event of a change in control of Puget Energy, each stock award that is at the time outstanding will automatically accelerate and become 100% vested. The plan administrator may, at any time before a corporate transaction, take further action to ensure fair and equitable treatment of awards.

Stock Appreciation Rights

      Upon a change in control of Puget Energy, all SARs will terminate. Each holder may exercise his or her SARs immediately prior to the transaction, whether or not the SARs have vested.

Certain Transactions

      Mr. Dryden, a Director of Puget Energy and Puget Sound Energy, served as President and Chief Executive Officer and a Director of ConneXt, Inc. from 1999 until his retirement from ConneXt in September 2001. His compensation paid for such service in 2001 was $283,300 salary, $153,000 incentive pay for 2000 performance, $16,500 401(k) restoration and $267,000 severance pay.

      Mr. Durbin, a Director of Puget Energy and Puget Sound Energy, has served as President and Chief Executive Officer of InfrastruX since 2000. His compensation paid for such service in 2001 was $339,800 salary and $200,000 incentive pay for 2000 performance. In addition, he received in 2002 $105,000 incentive pay for 2001 performance.

Additional Information About The Meeting And Shareholder Proposals

Independent Accountants

      The firm of PricewaterhouseCoopers LLP has audited our financial statements since 1933. Representatives of the firm will attend the Annual Meeting, with the opportunity to make a statement and answer appropriate shareholder questions.

Shareholder Proposals

      Shareholders who intend to have a proposal considered for inclusion in our proxy materials for the 2003 Annual Meeting of Shareholders must submit the proposal at our principal executive office no later than December 6, 2002.

      In accordance with Puget Energy’s Bylaws, shareholders who intend to present a proposal at the 2003 Annual Meeting without inclusion of the proposal in our proxy materials must provide written notice of such proposal, in the manner required by Puget Energy’s Bylaws, no earlier than January 14, 2003 and no later than February 13, 2003. For such proposals that are not timely filed, Puget Energy retains discretion to vote proxies it receives. For such proposals that are timely filed, Puget Energy retains discretion to vote proxies it receives provided that (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

Solicitation of Proxies

      The Puget Energy Board of Directors is soliciting the proxies in the form enclosed. Stephen P. Reynolds and James W. Eldredge, and each or either of them, are named as proxies. We may solicit your proxy by mail, personal interview, telephone and fax. We will request that banks, brokerage houses and other custodians, nominees or fiduciaries forward soliciting materials to their principals and obtain authorization for the execution of proxies. We will reimburse them for their expenses in forwarding and collecting proxies. Our officers, directors, employees and other agents may solicit proxies without compensation, except for reimbursement of expenses. Puget Energy will pay all costs of solicitation of proxies.

Annual Report and Form 10-K

      Puget Energy’s 2001 Annual Report (the “Annual Report”) was mailed to shareholders with this proxy statement. Upon request, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K. The Form 10-K has been filed with the SEC. Shareholders may receive a copy of the Form 10-K by writing to Investor Services, Puget Energy, P.O. Box 97034 OBC-03S, Bellevue, WA 98009-9734 or calling (425) 462-3898.

By Order of the Board of Directors

Stephen P. Reynolds

President and Chief Executive Officer

March 14, 2002

Bellevue, Washington

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
PUGET ENERGY, INC.

The undersigned hereby appoints STEPHEN P. REYNOLDS and JAMES W. ELDREDGE, and each or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of PUGET ENERGY, INC. held of record by the undersigned on March 18, 2002, at the Annual Meeting of Shareholders to be held on May 14, 2002, or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

- Detach here from proxy voting card. -

Please mark

your votes

as this

	FOR all nominees listed below	WITHHOLD AUTHORITY
	(except as marked to the	to vote for all
	contrary below)	nominees listed below

The Board of Directors recommends a vote FOR Item 1.

1. Election of Directors

01	STEPHEN P. REYNOLDS	04	ROBERT L. DRYDEN

02	DR. KENNETH P. MORTIMER	05	SALLY G. NARODICK

03	CHARLES W. BINGHAM

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in this space).

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. PROXY CARDS PROPERLY EXECUTED AND RETURNED WITHOUT DIRECTION WILL BE VOTED FOR PROPOSAL 1. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please disregard if you have previously provided your consent decision.

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

Signature(s)	Dated	, 2002

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

- Detach here from proxy voting card. -